Exhibit 99d1


                   SECOND AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                              FORTUNE BRANDS, INC.


              THIS SECOND AMENDMENT, effective as of the date first signed below, by and between Fidelity Management Trust Company (the "Trustee") and Fortune Brands, Inc. (the "Sponsor");

                                   WITNESSETH:

              WHEREAS, the Trustee and the Sponsor heretofore entered into a Master Trust Agreement dated October 1, 1999, with regard to the Fortune Brands Retirement Savings Plan and the Fortune Brands Hourly Employee Retirement Savings Plan and such other qualified defined contribution plans that Fortune Brands, Inc. or its other affiliates and subsidiaries may maintain in the future (collectively and individually, the "Plan"); and

              WHEREAS, the Sponsor has directed the Trustee to accept and hold the assets of the Future Brands LLC Retirement Savings Plan, effective April 1, 2001, in accordance with the terms of this Agreement; and

              WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 18 thereof;

              NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

                 (1) Restating Section 6 in its entirety, as follows:

                 (a) Fortune Common Stock. Trust investments in Fortune Common Stock shall be made via the Fortune Stock Fund (the "Stock Fund"). Investments in the Stock Fund shall consist primarily of shares of Fortune Common Stock. The Stock Fund shall also include cash or short-term liquid investments, in accordance with this paragraph, in amounts designed to satisfy daily participant exchange or withdrawal requests. Such holdings will include Colchester Street
Trust: Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to in writing by the Sponsor and the Trustee. The Named Fiduciary shall, after consultation with the Trustee, establish and communicate to the Trustee in writing a target percentage and drift allowance for such short-term liquid investments. Subject to its ability to execute open-market trades in Fortune Common Stock or to otherwise trade with the Sponsor, the Trustee shall be responsible for ensuring that the short-term investments held in the Stock Fund fall within the agreed-upon range over time. Each participant's proportional interest in the Stock Fund shall be measured in units of participation, rather than shares of Fortune Common Stock. Such units shall represent a proportionate interest in all of the assets of the Stock Fund, which includes shares of Fortune Common Stock, short-term investments and at times, receivables and payables (such as receivables and payables arising out of unsettled stock trades). The Trustee shall determine a daily net asset value ("NAV") for each unit outstanding of the Stock Fund. Valuation of the Stock Fund shall be based upon: (a) the closing




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price of the stock on the principal national securities exchange on which the
Fortune Common Stock is traded or, in the case of stocks traded over the counter, the last sale price of the day; (b) if unavailable, the latest available price as reported by the principal national securities exchange on which the Fortune Common Stock is traded or for an over the counter stock, the last bid price prior to the close of the New York Stock Exchange (generally 4:00 p.m. Eastern time) (the "Closing Price"); or (c) if neither is available, the price determined in good faith by the Trustee. The NAV shall be adjusted for gains or losses realized on sales of Fortune Common Stock, appreciation or depreciation in the value of those shares owned, dividends paid on Fortune Common Stock to the extent not used to purchase additional units of the Stock Fund for affected participants, and interest on the short-term investments held by the Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Stock Fund, including principal obligations, if any, and expenses Fortune Common Stock that, pursuant to Sponsor direction, the Trustee accrues or pays from the Stock Fund.

                 (i) Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions in accordance with this Agreement. The Sponsor shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

                 (ii) Fiduciary Duty.

                        (A) The Named Fiduciary shall continually monitor the
                 suitability under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA) of acquiring and holding Fortune Common Stock. The Trustee shall not be liable for any loss or expense which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Fortune Common Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of this Agreement.

                        (B) Each participant with an interest in Fortune Common
                 Stock (or, in the event of the participant's death, his beneficiary) is, for purposes of this Section 6(a)(ii), hereby designated as a "named fiduciary" (within the meaning of section 403(a)(1) of ERISA), with respect to the shares




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                 allocated to his or her account that were not purchased at his or her direction, and shall have the right to direct the Trustee as to the manner in which the Trustee is to vote or tender such shares, including the right to direct the Trustee's conduct, in accordance with disclosed rules, by his or her failure to respond within the required time frame.

                 (iii) Purchases and Sales of Fortune Common Stock. Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Fortune Common Stock:

                 (A) Open Market Purchases and Sales. Purchases and sales of Fortune Common Stock shall be made on the open market in accordance with the Trustee's standard trading guidelines, as they may be amended by the Trustee from time to time, as necessary to honor exchange and withdrawal activity and to maintain the target cash percentage and drift allowance for the Stock Fund, provided that:

                        (1) If the Trustee is unable to purchase or sell the
                 total number of shares required to be purchased or sold on such day as a result of market conditions; or

                        (2) If the Trustee is prohibited by the Securities and
                 Exchange Commission, the New York Stock Exchange or principal exchange on which the Fortune Common Stock is traded, or any other judicial or regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day, then the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible.

                 (B) Purchases and Sales from or to Sponsor. If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell Fortune Common Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of section 3(18) of ERISA) and no commission is charged. If the Sponsor contributions (employer) or




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         contributions made by the Sponsor on behalf of the participants
         (employee) under the Plan are to be invested in Fortune Common Stock, the Sponsor may transfer Fortune Common Stock in lieu of cash to the Trust. In either case, the number of shares to be transferred will be determined by dividing the total amount of Fortune Common Stock to be purchased or sold by the Closing Price of the Fortune Common Stock on the trading date.

                 (C) Use of an Affiliated Broker. The Sponsor hereby directs the Trustee to use Fidelity Capital Markets, a division of National Financial Services LLC ("Capital Markets") to provide brokerage services in connection with any purchase or sale of Fortune Common Stock on the open market, except in circumstances where the Trustee has determined, in accordance with its standard trading guidelines or pursuant to Sponsor direction, to seek expedited settlement of the trades. Capital Markets shall execute such directions directly or through its affiliates. The provision of brokerage services shall be subject to the following:

                        (1) As consideration for such brokerage services, the
                 Sponsor agrees that Capital Markets shall be entitled to remuneration under this direction provision in an amount of no more than three and one-fifth cents ($.032) commission on each share of Fortune Common Stock. Any change in such remuneration may be made only by written agreement between the Sponsor and the Trustee.

                        (2) The Trustee will provide the Sponsor with periodic
                 reports which summarize all securities transaction-related charges incurred with respect to trades of Fortune Common Stock for such Plan.

                        (3) Any successor organization of Capital Markets,
                 through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this direction provision.

                        (4) The Trustee and Capital Markets shall continue to
                 rely on




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                 this direction provision until notified to the contrary. The
                 Sponsor reserves the right to terminate this direction upon written notice to Capital Markets (or its successor) and the Trustee, in accordance with Section 16 of this Agreement.

                 (iv) Execution of Purchases and Sales of Units. Unless otherwise directed in writing pursuant to directions that the Trustee can administratively implement, purchases and sales of units shall be made as follows:

                        (A) Subject to subparagraphs (B) and (C) below,
                 purchases and sales of units in the Stock Fund (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator in good order all information, documentation, and wire transfers of funds (if applicable), necessary to accurately effect such transactions. Exchanges of units in the Stock Fund shall be made in accordance with the Exchange Guidelines attached hereto as the "Schedule of Exchange Guidelines."

                        (B) Aggregate sales of units in the Stock Fund on any
                 day shall be limited to the Stock Fund's Available Liquidity for that day. For these purposes, Available Liquidity shall mean the amount of short-term investments held in the fund decreased by any outgoing cash for expenses then due, payables for loan principal, and obligations for pending stock purchases, and increased by incoming cash (such as contributions, exchanges in, loan repayments) and to the extent credit is available and allocable to the Stock Fund, receivables for pending stock sales. In the event that the requested sales exceed the Available Liquidity, then transactions shall be processed giving precedence to the distributions, loans and withdrawals, and otherwise on a first-in first-out (FIFO) basis, as provided in the "Schedule of Available Liquidity Procedures for Unitized Fortune Common Stock Fund," attached hereto (the "Specified Hierarchy"). So long as the Stock Fund is open for such transactions, sales of units that are requested but not processed on a given day due to insufficient Available Liquidity shall be suspended until Available Liquidity is sufficient to honor such transactions in accordance with the Specified Hierarchy.




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                        (C) The Trustee shall close the Stock Fund to sales or
                 purchases of units, as applicable, on any date on which trading in the Fortune Common Stock has been suspended or substantial purchase or sale orders are outstanding and cannot be executed.

                 (v) Securities Law Reports. The Named Fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Fortune Common Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Fortune Common Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust's ownership of Fortune Common Stock as the Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

                 (vi) Voting and Tender Offers. Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of Fortune Common Stock. The Sponsor shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Fortune Common Stock. The Trustee, after consultation with the Sponsor, shall prepare the necessary documents associated with the voting and tendering of Fortune Common Stock.

                 (b) Voting of Shares in Fortune Stock Fund.


                 (i) No Trustee Discretion. Notwithstanding any other provision of the Plans or this Agreement, the Trustee shall have no discretion or authority to exercise any voting rights with respect to the Fortune Common Stock held in the Fortune Stock Fund except as provided in this
        Section 6.

                 (ii) Participant Direction. Each Participant in the Plans shall be entitled to direct the Trustee in writing or by such other means as agreed to by the Trustee and Fortune, and the Trustee shall solicit the direction of such Participant, as to the manner in which any voting rights of shares attributable to the Participant's proportional interest in the Fortune Stock Fund (vested or unvested) are to be exercised with respect to any matter on which holders of Fortune Common Stock are entitled to vote by proxy, consent or otherwise, and the Trustee shall exercise the voting rights of such shares with respect to such matter in accordance with the most recent timely direction received by the Trustee from such Participant. With respect to the voting rights of shares of Fortune Common Stock held in the Fortune Stock Fund as to




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        which timely directions have not been received by the Trustee as provided in the preceding sentence and any shares of Fortune Common Stock representing the proportional interest in the Fortune Stock Fund which are unallocated to accounts of Participants, the Trustee shall exercise the voting rights of such shares in the same manner and in the same proportion in which the voting rights of shares as to which such directions were received by the Trustee are to be exercised as provided in the preceding sentence. The Trustee shall combine fractional interests of Participants in shares of Fortune Common Stock held in the Fortune Stock Fund to the extent possible so that the voting rights with respect to such matter are exercised in a manner which reflects as accurately as possible the collective directions given by Participants. In giving directions to the Trustee as provided herein, each Participant shall be acting as a named fiduciary with respect to the exercise of voting rights of shares of Fortune Common Stock in accordance with such directions.

                 (iii) Trustee to Communicate Voting Procedures. When Fortune prepares for any annual or special meeting, Fortune shall notify the Trustee at least thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Trustee. If requested by the Trustee, Fortune shall certify to the Trustee that the aforementioned materials represent the same information that is distributed to shareholders of Fortune Common Stock. The Trustee will distribute or cause to be distributed as promptly as possible to all Participants entitled to give directions to the Trustee as to the exercise of voting rights with respect to any matter all communications and other materials, if any, that the Trustee may receive from any person or entity (including Fortune) that are being distributed to the holders of Fortune Common Stock and either are directed generally to such holders or relate to any matter on which holders of Fortune Common Stock are entitled to vote by proxy, consent or otherwise, and Fortune will promptly furnish to the Trustee all such communications and other materials, if any, as are being distributed by or on behalf of Fortune. Fortune will provide the Trustee with such information, documents and assistance as the Trustee may reasonably request in connection with any communications or distributions to Participants as aforesaid. This information will include the names and current addresses of Participants and the number of shares of Fortune Common Stock representing their proportional interest in the Fortune Stock Fund upon which the Trustee may conclusively rely. Based on these materials, the Trustee shall prepare a voting instruction form and will communicate or cause to be communicated to all Participants the procedures regarding the exercise of voting rights of shares of Fortune Common Stock held in the Fortune Stock Fund. The form shall show the proportional interest in the number of full and fractional shares of Fortune Common Stock credited to the Participant's accounts held in the Fortune Stock Fund. Notwithstanding any other provision of this Section 6, the Plan (as communicated to the Trustee by Fortune) or the Trust Agreement to the contrary, unless Fortune or one of its affiliated organizations serves as recordkeeper, to the extent necessary to provide Fortune or one of its affiliated organizations as recordkeeper with information necessary accurately to maintain records of the interest in the Plan of Participants, the




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        Trustee will use its best efforts (A) to keep confidential the direction
        (or the absence thereof) from each Participant in connection with the exercise of voting rights of shares of Fortune Common Stock held in the Fortune Stock Fund and the identity of such Participant and (B) not to divulge such direction or identity to any person or entity, including, without limitation, Fortune, its affiliated organizations and any director, officer, employee or agent thereof. It is the intent of this
        Section 6 that Fortune, its affiliated organizations and their directors, officers, employees and agents not be able to ascertain the direction given (or not given) by any Participant in connection with the exercise of voting rights of such shares.

                 (iv) Invalidity. If a court of competent jurisdiction issues an opinion, order or decree which, in the opinion of counsel to Fortune or the Trustee, will, in all or any particular circumstances: (A) invalidate under ERISA or otherwise any provision or provisions of the Plan or the Trust Agreement with respect to the exercise of voting rights of shares of Fortune Common Stock held in the Fortune Stock Fund;
        (B) cause any such provision or provisions to conflict with ERISA; or
        (C) require the Trustee not to act or such voting rights not to be exercised in accordance with such provision or provisions; then, upon written notice thereof to the Trustee (in the case of an opinion of counsel to Fortune) or to Fortune (in the case of an opinion of counsel to the Trustee) such provision or provisions will be given no further force or effect in such circumstances. Except to the extent otherwise specified in such opinion, order or decree, the Trustee will have no discretion or authority in such circumstances to exercise voting rights with respect to shares of Fortune Common Stock held in the Fortune Stock Fund, but will exercise such voting rights in accordance with the most recent timely directions received from Participants, to the extent such directions have not been invalidated. To the extent the Trustee, in order to comply with ERISA or other applicable law, exercises any fiduciary responsibility it may have in any circumstances with respect to any exercise of voting rights of shares of Fortune Common Stock held in the Fortune Stock Fund, the Trustee in exercising its fiduciary responsibility, unless pursuant to the requirements of ERISA or otherwise it is unlawful to do so, will take directions timely received from Participants as being valid direction with respect to the exercise of such voting rights. In the event that the Trustee, in its sole discretion, determines that in exercising its fiduciary responsibility under this Section 6(b)(iv) any relevant financial factors bearing on the exercise of voting rights are equal or substantially equal, the Trustee may take into account such non-financial factors as the Trustee deems appropriate in its sole discretion.

        (c)      Tender Offers.

                 (i) Tender by Trustee. Notwithstanding any other provision of the Plan or the Trust Agreement to the contrary, the Trustee will have no discretion or authority to tender, deposit, sell, exchange or transfer any shares of Fortune Common Stock (which, for purposes of this Section 6, will include any rights within the meaning of Section 6(d)) held in the Fortune Stock Fund pursuant to any tender




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        offer (as defined herein) except as provided in this Section 6. For purposes of this Section 6, a "tender offer" will mean any tender or exchange offer for or request or invitation for tenders or exchanges of shares of Fortune Common Stock and will include, without limitation, any such tender offer made by or on behalf of Fortune.

                 (ii) Participant Direction. Each Participant will be entitled to direct the Trustee in writing or by such other means as agreed to by the Trustee and Fortune, and the Trustee will solicit the direction of such Participant as to the tendering, depositing, selling, exchanging or transferring of shares of Fortune Common Stock attributable to his proportionate interest in the Fortune Stock Fund pursuant to any tender offer, and the Trustee will tender, deposit, sell, exchange or transfer such shares (or will not tender such shares of Fortune Common Stock) pursuant to such tender offer in accordance with the most recent timely direction received by the Trustee from such Participant. With respect to shares of Fortune Common Stock held in the Fortune Stock Fund as to which timely directions have not been received by the Trustee from Participants, such Participants will be deemed to have directed the Trustee that such shares of Fortune Common Stock, subject to all provisions of the Plans, the Trust Agreement, and applicable law, not be tendered, deposited, sold, exchanged or transferred pursuant to such tender offer, and the Trustee will not tender, deposit, sell, exchange or transfer any of such shares pursuant thereto. If, under the terms of such tender offer or otherwise, any shares of Fortune Common Stock tendered or deposited pursuant thereto may be withdrawn, the Trustee will (A) use its best efforts to solicit the direction of each Participant, as to the exercise of withdrawal rights with respect to shares of Fortune Common Stock that have been tendered or deposited pursuant to this Section 6, and (B) exercise (or refrain from exercising) such withdrawal rights in the same manner as will reflect the most recent timely directions received with respect to the exercise of such withdrawal rights. The Trustee will not withdraw shares except pursuant to a timely direction of a Participant. The Trustee will combine fractional interests of Participants in shares of Fortune Common Stock held in the Fortune Stock Fund to the extent possible so that such shares are tendered, deposited, sold, exchanged or transferred, and withdrawal rights with respect thereto are exercised, in a manner which reflects as accurately as possible the collective directions given or deemed to have been given by Participants in accordance with this
        Section 6. In giving or being deemed to have given directions to the Trustee as provided in this Section 6(c), each Participant will be acting as a named fiduciary with respect to the tender, deposit, sale, exchange or transfer of shares of Fortune Common Stock (or the retention of such shares in the Fortune Stock Fund) in accordance with such directions pursuant to this Section 6(c) and the exercise of (or the refraining from exercising) withdrawal rights with respect to shares of Fortune Common Stock tendered or deposited pursuant to the third sentence of this Section 6(c).




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                 (iii) Trustee to Communicate Tender Procedures. In the event that Fortune receives notice of the commencement of a tender offer for Fortune Common Stock as to which Participants are entitled to give directions as provided in this Section 6, Fortune shall notify the Trustee as soon as administratively possible and shall cause a copy of all materials available to Fortune to be sent to the Trustee. If requested by the Trustee, Fortune shall certify to the Trustee that the aforementioned materials represent the same information available to Fortune. In the event of a tender offer, the Trustee will distribute or cause to be distributed as promptly as possible to all Participants entitled to give directions to the Trustee with respect to such tender offer all communications and other materials, if any, that the Trustee may receive from any person or entity (including Fortune) that are being distributed to the holders of the securities to whom such tender offer is directed and either are directed generally to such holders or relate to such tender offer, and Fortune will promptly furnish to the Trustee all such communications and other materials, if any, as are being distributed by or on behalf of Fortune. Fortune will provide the Trustee with such information, documents and assistance as the Trustee may reasonably request in connection with any communications or distributions to Participants as aforesaid. This information will include the names and current addresses of Participants and the number of shares of Fortune Common Stock credited to the accounts of each of them, upon which the Trustee may conclusively rely. Based on these materials and after consultation with Fortune, the Trustee shall prepare a tender instruction form to be sent to each Plan Participant with an interest in the Fortune Stock Fund containing the procedures relating to their right to give directions as named fiduciaries to the Trustee. The tender instruction form shall show the number of full and fractional shares of Fortune Common Stock that reflect the Participants' proportional interest in the Fortune Stock Fund. Notwithstanding any other provision of this Section 6, the Plan (as communicated to the Trustee by Fortune) or the Trust Agreement to the contrary, except if Fortune or one of its affiliated organizations serves as recordkeeper, to the extent necessary to provide Fortune or one of its affiliated organizations with information necessary accurately to maintain records of the interest in the Plans of Participants, the Trustee will use it best efforts (A) to keep confidential the direction (or the absence thereof) from each Participant with respect to any tender offer and the identity of such Participant and (B) not to divulge such direction or identity to any person or entity, including, without limitation, Fortune, its affiliated organizations and any director, officer, employee or agent thereof. It is the intent of this Section 6(c) that Fortune, its affiliated organizations and their directors, officers, employees and agents not be able to ascertain the direction given (or not given) or deemed to have been given by any Participant with respect to any tender offer.

                 (iv) Invalidity. If a court of competent jurisdiction issues an opinion, order or decree which, in the opinion of counsel to Fortune or the Trustee, will, in all or any particular circumstances: (A) invalidate under ERISA or otherwise any provision or provisions of the Plan or the Trust Agreement with respect to the tendering, depositing, sale, exchange or transfer of shares of Fortune Common Stock held




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        in the Fortune Stock Fund or the exercise of any withdrawal rights with respect to shares tendered or deposited pursuant to a tender offer; (B) cause any such provision or provisions to conflict with ERISA; or (C) require the Trustee not to act or such shares not to be tendered, deposited, sold, exchanged or transferred or such withdrawal rights not to be exercised in accordance with such provision or provisions; then, upon written notice thereof to the Trustee (in the case of an opinion of counsel to Fortune) or to Fortune (in the case of an opinion of counsel to the Trustee) such provision or provisions will be given no further force or effect in such circumstances. Except to the extent otherwise specified in such opinion, order or decree, the Trustee will have no discretion or authority in such circumstances to tender, deposit, sell, transfer or exchange shares of Fortune Common Stock held in the Fortune Stock Fund (or the retention of such shares in the Fortune Stock Fund) pursuant to a tender offer or with respect to the exercise of (or refraining from exercising) any withdrawal rights with respect to shares tendered or deposited pursuant to a tender offer, but will act in accordance with the most recent timely directions received from Participants to the extent such directions have not been invalidated. To the extent the Trustee, in order to comply with ERISA or other applicable law, exercises any fiduciary responsibility it may have in any circumstances with respect to the tendering, depositing, sale, exchange or transfer of shares of Fortune Common Stock held in the Fortune Stock Fund or the exercise of any withdrawal rights with respect to shares tendered or deposited pursuant to a tender offer, the Trustee in exercising its fiduciary responsibility, unless pursuant to the requirements of ERISA or otherwise it is unlawful to do so will take directions timely received from Participants as being valid direction with respect to a tender offer. In the event that the Trustee, in its sole discretion, determines that in exercising its fiduciary responsibility under this Section 6(c)(iv) any relevant financial factors bearing on the exercise of tender rights are equal or substantially equal, the Trustee may take into account such non-financial factors as the Trustee deems appropriate in its sole discretion.

                 (v) Proceeds of Tender. A direction by a Participant to the Trustee to tender shares of Fortune Common Stock reflecting the Participant's proportional interest in the Fortune Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Fortune Common Stock tendered from that interest. Pending receipt of directions from the Participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment option described in the Schedule of Investment Options provided by the Trustee and signed by Fortune and the Trustee.




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                 (d) Certain Rights Held in Fortune Stock Fund.

                 (i) Sale or Exchange of Preferred Share Purchase Rights. If any Preferred Share Purchase Rights of Fortune (or any rights issued by Fortune in substitution or replacement therefor) held in the Fortune Stock Fund ("rights") become transferable separately from the shares of Fortune Common Stock held in the Fortune Stock Fund as provided in the Plan or the Trust Agreement, Fortune agrees to purchase the rights from the Trustee as soon as practicable. As soon as administratively feasible after the rights become separately transferable from the shares of Fortune Common Stock, the Trustee shall, in its sole discretion, appoint an independent financial advisor as specifically permitted under Section 9 of this Trust Agreement. The independent financial advisor shall be retained at Fortune's expense for the purpose of determining a price at which the rights shall be sold to Fortune by the Trustee. Notwithstanding the forgoing, if prior to the sale of the rights by the Trustee to Fortune, Fortune determines to exchange one right for a share of Fortune, the Trustee will surrender each right that it holds in exchange for a share of Fortune Common Stock.

                 (ii) Invalidity. If a court of competent jurisdiction issues an opinion, order or decree which, in the opinion of counsel to Fortune or the Trustee, will, in all or any particular circumstances, (A) invalidate under ERISA or otherwise any provision or provisions of the Plans or the Trust Agreement with respect to the sale of rights by the Trustee to Fortune or the exchange of rights; (B) cause any such provision or provisions to conflict with ERISA; or (C) require the Trustee not to sell to Fortune or exchange the rights; then, upon written notice thereof to the Trustee (in the case of an opinion of counsel to Fortune) or to Fortune (in the case of an opinion of counsel to the Trustee) such provision or provisions will be given no further force or effect in such circumstances. In the event such opinion, order or decree invalidates the sale or exchange of rights to Fortune on the basis that the price at which the rights are valued by the independent financial advisor does not constitute adequate consideration under ERISA, Fortune shall purchase the rights from the Trustee for adequate consideration as set forth in or determined pursuant to such opinion, order or decree. In the event such opinion, order or decree invalidates the sale or exchange of rights to Fortune for any other reason, the Trustee shall sell the rights to a person or persons not affiliated with Fortune. If the Trustee is unable to sell the rights to a person or persons unaffiliated with Fortune, the Trustee shall then follow the directions of Fortune as Named Fiduciary with respect to the disposition of the rights unless it is clear on the direction's face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of section 404(a) of ERISA or would be contrary to the terms of the Plan (as communicated by Fortune to the Trustee in writing) or this Agreement. It is agreed that the Trustee shall in no event be required to retain the rights.




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


                 (iii) Allocation of Proceeds. Pending receipt of directions from the Named Fiduciary or the Participant as provided in the Plan, as to which of the remaining investment options the proceeds of the rights should be invested in, the Trustee shall invest the proceeds in the investment option described in the Schedule of Investment Options provided by the Trustee and signed by Fortune and the Trustee.

                 (iv) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Fortune Common Stock credited to a participant's proportional interest in the Stock Fund, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from participants. With respect to all rights other than the right to vote and the right to tender, in the case of Fortune Common Stock not credited to participants' accounts, the Trustee shall follow the directions of the Named Fiduciary.

                 (v) Conversion. All provisions in this Section 6 shall also apply to any securities received as a result of a conversion of Fortune Common Stock.

                 (2) Restating the Schedule of Exchange Guidelines in its entirety as attached hereto.

                 (3) Adding the Schedule of Available Liquidity Procedures for Unitized Fortune Common Stock Fund as attached hereto.



              IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first signed below.

FORTUNE BRANDS, INC.                          FIDELITY MANAGEMENT TRUST
                                                  COMPANY


By:  /s/ Randall R. Rakosnick                 By:    /s/ Carolyn Redden
   ------------------------------                ------------------------------
                    Date: 7/16/01                Vice President    Date: 8/10/01

                         SCHEDULE OF EXCHANGE GUIDELINES


The following exchange guidelines are currently employed by Fidelity Investments Institutional Operations Company, Inc. (FIIOC).

Exchange hours, via a Fidelity participant service representative, are 8:30 a.m.
(ET) to 8:00 p.m. (ET) on each business day. A "business day" is any day on which the New York Stock Exchange (NYSE) is open.

Exchanges via Voice Response System ("VRS") and the internet (Netbenefits) may be made virtually 24 hours a day.

FIIOC reserves the right to change these exchange guidelines at its discretion.

Note: The NYSE's normal closing time is 4:00 p.m. (ET); in the event the NYSE alters its closing time, all references below to 4:00 p.m. (ET) shall mean the NYSE closing time as altered.

                               Investment Options
                               ------------------

Exchanges Between Mutual Funds
------------------------------

              Participants may call on any business day to exchange between the mutual funds. If the request is confirmed before 4:00 p.m. (ET), it will receive that day's trade date. Requests confirmed after 4:00 p.m. (ET) will be processed on a next business day basis.

                                   Stock Funds
                                   -----------

Provided that the Stock Funds are open for purchases and sales of units, the following rules will govern exchanges:

Exchanges From Mutual Funds to Stock Funds
------------------------------------------

Except as otherwise noted herein, Participants may contact Fidelity on any day to exchange from mutual funds into the Stock Funds. If the request is confirmed before the close of the market (generally, 4:00 p.m. ET) on a business day, it will receive that day's trade date. Requests confirmed after the close of the market on a business day (or on any day other than a business day) will be processed on a next business day basis.

Exchanges From Fortune Common Stock Fund to Mutual Funds
--------------------------------------------------------

Participants may contact Fidelity on any day to exchange from the Fortune Common Stock Fund to mutual funds. If Fidelity receives the request before the close of the market (generally 4:00 p.m. ET) on any business day and Available Liquidity is sufficient to honor the trade after Specified Hierarchy rules are applied, it will receive that day's trade date. Requests received by Fidelity after the close of the market on any business day (or on any day other than a business day) will be processed on a next business day basis, subject to Available Liquidity for such day after application of Specified Hierarchy rules. If Available Liquidity on any day is insufficient to honor the trade after application of Specified Hierarchy rules, it will be suspended until Available Liquidity is sufficient, after application of Specified Hierarchy rules, to honor such trade, and it will receive the trade date and Closing Price of the date on which it was processed.

Exchange Restrictions
---------------------

Exchanges into the Gallaher Fund are prohibited.


FORTUNE BRANDS, INC.                            FIDELITY MANAGEMENT TRUST
                                                    COMPANY


By:  /s/ Randall R. Rakosnick                By:    /s/ Carolyn Redden
   -----------------------------                 ------------------------------
                   Date: 7/16/01                 Vice President    Date: 8/10/01

             SCHEDULE OF AVAILABLE LIQUIDITY PROCEDURES FOR UNITIZED
                           FORTUNE COMMON STOCK FUND

              The following procedures shall govern sales of the Fortune Common Stock Fund requested for a day on which Available Liquidity is insufficient:

              Loans, withdrawals and distributions will be aggregated and placed first in the hierarchy. If Available Liquidity is sufficient for the aggregate of such transactions, all such loans, withdrawals and distributions will be honored. If Available Liquidity is not sufficient for the aggregate of such transactions, then such transactions will be suspended, and no transactions requiring a sale of Fortune Common Stock Fund units shall be honored for that day.

              If Available Liquidity has not been exhausted by the aggregate of loans, withdrawals and distributions, then all remaining transactions involving a sale of units in the Fortune Common Stock Fund (exchanges out) shall be grouped on the basis of when such requests were received, in accordance with standard procedures maintained by the Trustee for such grouping, as they may be amended from time to time. To the extent of Available Liquidity, groups of exchanges out of the Fortune Common Stock Fund shall be honored, by group, on a "first in, first out" basis. If Available Liquidity is insufficient to honor all exchanges out within a group, then none of the exchanges out in such group shall be honored, and no exchanges out in a later group shall be honored.

              Transactions not honored on a particular day due to insufficient Available Liquidity shall be honored, using the hierarchy specified above, on the next business day on which there is Available Liquidity.



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